Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

      PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS A 20% INCREASE IN NET INCOME
FOR THE SECOND QUARTER ENDED JUNE 30, 2013

Cranbury NJ – July 31, 2013....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, reported net income of $1.6 million, or $0.25 per diluted common share, for the quarter ended June 30, 2013, a 20% increase above the $1.3 million in net income, or $0.24 per diluted common share, reported for the second quarter of 2012.

For the six months ended June 30, 2013, the Company reported net income of $2.9 million, or $0.47 per diluted common share, compared with net income of $2.5 million, or $0.46 per diluted common share, for the first six months of 2012.  All share and per share data for the respective reporting periods have been adjusted for a 5% stock dividend paid on common shares on January 31, 2013.  At June 30, 2013, the Company’s tangible book value per common share was $10.05.

During the fourth quarter of 2012, the Company concluded a rights offering to existing shareholders that raised approximately $4.8 million of additional equity capital, and resulted in the issuance of 555,555 new shares of common stock.

Robert F. Mangano, President and Chief Executive Officer, said, “The growth in net income for the quarter and the six months ended June 30, 2013 was principally the result of an increase in the Company’s mortgage banking business, both retail and wholesale, increases in fee income generated from the sale of SBA Loans, lower non-interest expenses primarily associated with carrying costs and write-downs of foreclosed real estate, a lower provision for loan losses, and lower FDIC insurance premiums.”

Total assets at June 30, 2013 decreased to $804.9 million from $841.0 million at December 31, 2012.  Gross portfolio loans at June 30, 2013 were $407.5 million, compared with $521.8 million at December 31, 2012; total investment securities at June 30, 2013 were $216.1 million, compared to $225.9 million at December 31, 2012, and total deposits at June 30, 2013 were $703.6 million, compared to $707.7 million at December 31, 2012.

Net interest income for the quarter ended June 30, 2013 totaled $6.1 million, a decrease of 7.7% from $6.6 million earned for the second quarter of 2012.  Supporting earnings for the quarter ended June 30, 2013 was the continued generation of non-interest income, which increased by 21.9% to $1.4 million for the quarter, and by 29.9% to $3.1 million for the six months ended June 30, 2013, when compared to the corresponding periods in 2012.

Non-interest expense decreased to $5.2 million for the second quarter of 2013, compared to $5.4 million for the second quarter of 2012.  The key decreases in non-interest expense related to other real estate owned expenses, a decrease in salary and employee benefits, and a reduction in FDIC insurance premiums.

For the second quarter of 2013, the provision for loan losses was $237 thousand, compared to $550 thousand for the second quarter of 2012.  The provision for loan losses was $237 thousand for the six months ended June 30, 2013, compared to $1.1 million for the same period in 2012.  Net charge-offs were $1.1 million for the six month period ended June 30, 2013, compared with net charge-offs of $533 thousand for the year ended December 31, 2012.

At June 30, 2013, the allowance for loan losses was $6.3 million, or 1.54% of total loans, compared to $7.1 million, or 1.37% of total loans, at December 31, 2012.  Total non-performing assets, which includes nonaccrual loans and OREO, was, as a percentage of total assets, 1.17% at June 30, 2013 and 1.70% at December 31, 2012.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier I capital, and leverage capital ratios were 16.42%, 15.17%, and 9.46%, respectively, at June 30, 2013.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10%, 6%, and 5%, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operate fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Income Statement Data :
Interest income	$7,182	$7,907	$14,654	$15,941
Interest expense	1,062	1,279	2,209	2,683
Net interest income	6,120	6,628	12,445	13,258
Provision for loan losses	237	550	237	1,150
Net interest income after prov.for loan losses	5,883	6,078	12,208	12,108
Non-interest income	1,448	1,188	3,056	2,353
Non-interest expenses	5,162	5,374	11,245	10,986
Income before income taxes	2,169	1,892	4,019	3,475
Income tax expense	612	594	1,137	1,010
Net income	$1,557	$1,298	$2,882	$2,465

Per Common Share Data (a) :
Earnings per common share - Basic	$0.26	$0.24	$0.48	$0.46
Earnings per common share - Diluted	$0.25	$0.24	$0.47	$0.46
Tangible book value per common share at June 30			$10.05	$9.79
Average common shares outstanding :
Basic	5,992,743	5,351,133	5,944,633	5,351,065
Diluted	6,143,610	5,458,332	6,093,131	5,436,180

(a) Includes the effect of the 5% stock dividend
paid January 31, 2013 .

Performance Ratios :
Return on average assets	0.77%	0.68%	0.71%	0.65%
Return on average equity	9.40%	9.18%	8.81%	8.81%
Net interest margin (tax-equivalent basis)	3.42%	3.87%	3.46%	3.92%
Efficiency ratio	68.2%	68.8%	72.5%	70.4%

			June 30,	December 31,
			2013	2012
Balance Sheet Data:
Total Assets			$804,892	$840,968
Investment Securities			216,077	225,869
Loans			407,483	521,814
Loans held for sale			28,235	35,960
Allowance for loan losses			(6,269)	(7,151)
Goodwill and other intangible assets			5,024	5,158
Deposits			703,600	707,689
Shareholders' Equity			65,276	65,054

Asset Quality Data :
Loans past due over 90 days and still accruing			$0	$85
Nonaccrual loans			1,508	$5,878
OREO property			7,927	8,333
Total non-performing assets			9,435	14,296
Net charge-offs for the six-month period and year, respectively			(1,119)	(533)
Allowance for loan losses to total loans			1.54%	1.37%
Nonperforming loans to total loans			0.37%	1.14%
Nonperforming assets to total assets			1.17%	1.70%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			9.46%	9.29%
Tier 1 capital to risk weighted assets			15.17%	11.84%
Total capital to risk weighted assets			16.42%	12.98%
1st Constitution Bank
Tier 1 capital to average assets			9.20%	9.05%
Tier 1 capital to risk weighted assets			14.67%	11.43%
Total capital to risk weighted assets			15.92%	12.57%